As filed with the Securities and Exchange Commission on November 23, 1994
                                                Registration No. 33-56295

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          -----------------------

                             Amendment No. 1 to
                                 FORM S-3
                          REGISTRATION STATEMENT
                     Under The Securities Act of 1933

                          -----------------------
                         WESTERN WASTE INDUSTRIES
          (Exact name of Registrant as specified in its charter)
                          -----------------------
         California                                        95-1946054
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                      Identification Number)
                        21061 South Western Avenue
                        Torrance, California 90501
                              (310) 328-0900

       (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                          -----------------------
                             KOSTI SHIRVANIAN
                    Chairman of the Board and President
                         Western Waste Industries
                        21061 South Western Avenue
                        Torrance, California 90501
                              (310) 328-0900

         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)
                          -----------------------
                                 Copy to:
                         JAMES J. SLABY, JR., ESQ.
                            JAMES M. RENE, ESQ.
                    Sheppard, Mullin, Richter & Hampton
                     333 South Hope Street, 48th Floor
                           Los Angeles, CA 90071
                              (213) 620-1780

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /_X_/

                         EXHIBIT INDEX ON PAGE 24
                               Page 1 of 27
                          WESTERN WASTE INDUSTRIES

      Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K
             Showing Locations in Prospectus of the Information
                       Required by Items of Form S-3

Form S-3 Caption                       Caption in Prospectus
- ----------------                       ---------------------
Item 1.    Forepart of the             Outside Front Cover Page of
           Registration                Prospectus
           Statement and Outside
           Front Cover Page of
           Prospectus

Item 2.    Inside Front and            Inside Front and Outside Back Cover
           Outside Back Cover          Pages of Prospectus
           Pages of
           Prospectus

Item 3.    Summary Information,        Prospectus Summary; Risk Factors;
           Risk Factors and Ratio      Certain Transactions
           of Earnings to Fixed
           Charges

Item 4.    Use of Proceeds             Use of Proceeds

Item 5.    Determination of            Outside Front Cover Page of
           Offering Price              Prospectus; Plan of Distribution

Item 6.    Dilution                    Inapplicable

Item 7.    Selling Security            Selling Stockholders
           Holders

Item 8.    Plan of Distribution        Outside Front Cover Page of
                                       Prospectus; Plan of Distribution

Item 9.    Description of              Inapplicable
           Securities to be
           Registered

Item 10.   Interests of Named          Legal Matters; Experts
           Experts and Counsel

Item 11.   Material Changes            Material Developments

Item 12.   Incorporation of            Incorporation of Certain Documents
           Certain Information by      by Reference
           Reference

Item 13.   Disclosure of               Inapplicable
           Commission Position on
           Indemnification for
           Securities Act
           Liabilities



                               Page 2 of 27

      Prospectus



                          WESTERN WASTE INDUSTRIES

                               240,000 Shares

                         Common Stock, No Par Value


                This Prospectus relates to 240,000 shares of Common Stock, no par value (the "Shares"), of Western Waste Industries, a California corporation (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") from time to time in transactions on The New York Stock Exchange or in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both. The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event commissions received by any such broker may be deemed to be underwriting commissions under the Act. See "Selling Stockholders" and "Plan of Distribution."

                None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders.

                The Shares of the Company are listed on The New York Stock Exchange under the trading symbol "WW." On November 22, 1994, the closing sales price for the Shares, as reported on The New York Stock Exchange, was $15.50 per share.

                               Page 3 of 27


                PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
      ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
      CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is November ___, 1994.

                               Page 4 of 27

                           AVAILABLE INFORMATION

                The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the informa-tion set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regu-lations of the Commission. For further information concerning the Company and the securities offered hereby, reference is made to the Registration Statement which is on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the offices of the Commission. Statements contained herein as to the contents of any document referred to are not necessarily complete and in each instance are qualified in all respects by reference to the applicable documents filed with the Commission.

                The Company is subject to the informational require-ments of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files certain reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                   INFORMATION INCORPORATED BY REFERENCE

                The following documents filed by the Company with the Commission (File No. 0-11264) are incorporated herein by reference:

                (a) Annual Report on Form 10-K for the year ended June 30, 1994, as amended pursuant to Form 10K/A
           (Amendment No. 1) filed with the Commission on October 14, 1994, and Form 10K/A (Amendment No. 2) filed with the
           Commission on October 28, 1994; and

                               Page 5 of 27

                (b) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on February 6, 1991.

                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

                The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Lawrence F. McQuaide, Western Waste Industries, 21061 South Western Avenue, Torrance, California 90501, telephone:
      (310) 328-0900.


                             PROSPECTUS SUMMARY

                This summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. Prospective investors should carefully consider the matters discussed under the heading "Risk Factors."

                                The Company
                                -----------

                The Company is a provider of integrated waste services to commercial, industrial and residential customers. These services consist of the collection, transfer and disposal of solid waste in certain areas of California, Texas, Louisiana, Florida, Colorado and Arkansas. The Company has approximately 90 franchise agreements, 82 of which designate the Company as the exclusive provider of certain waste services within a particular municipality or county. As part of its business, the Company operates six landfills, three transfer stations and four recycling facilities. The Company does not operate hazardous waste landfills and limits its hazardous waste activities to the transportation of such materials for others which accounted for approximately 1% of the Company's revenue during fiscal 1994.

                The Company has a diversified customer base with no single customer accounting for more than 10% of the Company's revenue in any one of its last three fiscal years. During fiscal 1992, 1993 and 1994, operations in California accounted for approximately 65%, 64% and 68%, respectively, of revenue.

                               Page 6 of 27

                                          Contribution to Revenue
                                            Year Ended June 30,
                                          1992      1993      1994
                                          ----      ----      ----
      Collection Services                  88%       86%       85%

      Landfill Operations                   5         6         7

      Transfer Stations                     2         2         3

      Other                                 5         6         5
                                          ----      ----      ----
                                          100%      100%      100%
                                          ====      ====      ====

                The Company is the successor to a sole proprietorship that commenced the business of waste collection and disposal in 1955. The Company was incorporated in California in January 1964 as Western Refuse Hauling, Inc. The name later became WRH Industries and then Western Waste Industries. The Company's principal executive offices are located at 21061 South Western Avenue, Torrance, California 90501 and its telephone number is
      (310) 328-0900.

                               The Offering
                               ------------

      Shares offered hereby             240,000 shares of Common
                                        Stock, no par value, of the
                                        Company.

      Plan of Distribution              A maximum of 240,000 shares
                                        of Common Stock are being
                                        offered by the Selling
                                        Stockholders.  The Selling
                                        Stockholders may offer from
                                        time to time some or all of
                                        the shares of Common Stock
                                        held by them, directly or,
                                        alternatively, through
                                        underwriters, dealers or
                                        agents.  See "Plan of
                                        Distribution."

      Shares outstanding                14,405,746 shares of Common
                                        Stock as of September 30,
                                        1994.

      Options outstanding               Options to purchase an aggre-
                                        gate of 3,335,000 shares of
                                        Common Stock at a weighted
                                        average exercise price of ap-
                                        proximately $12.10 per share.

                               Page 7 of 27

      Proceeds The Company will not receive any of the proceeds from the sale of the shares of Common
                                        Stock by the Selling
                                        Stockholders.  See "Use of
                                        Proceeds."

      NYSE trading symbol               WW

      Risk Factors                      Prospective investors should
                                        carefully consider the
                                        matters discussed under the
                                        heading "Risk Factors."

                               Page 8 of 27

                                RISK FACTORS

                Investors should carefully consider the following factors, among others, in connection with an investment in the
      Shares:

                GOVERNMENT REGULATION. The waste management business is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency (the "EPA"), various state agencies and county and local authorities acting in conjunction with such federal and state entities. Waste management companies are typically required to obtain and maintain permits in connection with a significant portion of their operations. The extensive regulatory framework applicable to waste management companies imposes significant compliance burdens and risks on waste management companies. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing the operation of landfill operations and transfer stations. However, amendments to existing statutes and regulations, changes in regulatory policies, adoption of new statutes and regulations and the Company's expansion into other jurisdictions and waste management services could require the Company and others in the industry to continually modify waste disposal facilities and alter methods of operations at costs that would likely be substantial, which could adversely affect the Company. There can be no assurance that the Company will be able, for financial reasons or otherwise, to comply with applicable laws, regulations and permitting requirements.

                COMPETITION. The solid waste industry is highly competitive and requires substantial labor and capital resources. The industry is characterized by large national waste management companies as well as numerous local and regional companies of varying sizes and financial resources. Certain national waste management companies have significantly greater resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection or landfill operations. These counties and municipalities may have financial advantages due to their access to tax revenues and tax-exempt financing.

                COMPETITIVE BIDDING. The Company generally obtains contracts for its services or for the operation of certain waste management facilities through the process of competitive bidding. Contracts from which the Company has derived and expects to derive a significant portion of its revenues were obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that once awarded, contracts will generate sufficient revenues to result in profitability for the Company.

                               Page 9 of 27

                RISK OF POTENTIAL LITIGATION. Although the Company strives to conduct its operations in compliance with applicable laws and regulations, the Company believes that in the existing climate, with heightened legal, political and citizen awareness and concerns, companies in the environmental services industry will face in the normal course of operating their businesses, judicial and administrative proceedings involving federal, state and local agencies, and may be subject to fines and penalties and the need to expend funds for remedial work and related activities with respect to waste collection, trans-portation and disposal. While the Company does not anticipate that fines, penalties and expenditures for remedial work and related activities, if any, at Company facilities will have a material adverse effect on the Company's operations or financial condition, the possibility remains that technolo-gical, regulatory or enforcement developments, the result of environmental studies or other factors could materially alter this expectation at any time. Such matters could have an adverse impact on earnings for one or more fiscal quarters or years or on the Company's operations.

                The Company is currently involved in the following legal proceedings:

                On or about October 13, 1993, the Company was served with a class action lawsuit now entitled In re Western Waste
                                               -------------------
      Industries Securities Litigation, Case No. CV-93 6126 KN filed
      --------------------------------
      in the United States District Court for the Central District of California. The complaint alleges that the Company violated federal securities laws with regard to certain disclosures and representations made by the Company and certain alleged omissions on the part of the Company in connection with merger negotiations between the Company and Browning-Ferris Industries ("BFI"). The plaintiffs allege that they and all other persons or entities that bought the stock of the Company during the period of September 2, 1993 through October 7, 1993 suffered damages as a result of changes in the market price of the Company's common stock. In an Order dated October 4, 1994, the Court granted the Company's request for a limitation in the class period, and certified a class of persons who purchased the Company's common stock during the period from October 1, 1993 through October 7, 1993, inclusive. The Court further ordered that plaintiff Neil Haltrecht would be the class representative, and denied class representative status to plaintiffs Isaac Mayer and Croyden Associates. The Company does not believe that it has violated any laws with regard to the BFI matter and intends to vigorously defend the lawsuit.

                On or about August 9, 1994, a complaint was filed in Rancho Disposal Services, Inc., et al. v. Western Waste
      -------------------------------------------------------

                               Page 10 of 27

      Industries, et al., San Bernardino Superior Court Case
      ------------------
      No. SCB 14473. The Complaint seeks damages and an injunction for the alleged violation of California Business and Professions Code Sections 17047, 17200, and 17500 and for intentional interference with existing and prospective economic relations. The complaint alleges that the Company does not hold a validly issued permit to operate within a certain geographic area in the County of San Bernardino and that the Company has engaged in predatory pricing. The complaint also alleges that the Company has violated a San Bernardino County ordinance by engaging in discriminatory and non-uniform pricing of its refuse hauling services. In addition to the injunction, the complaint prays for three times the actual damages incurred by plaintiffs, punitive and exemplary damages in an amount to be proven at the time of trial, reasonable attorneys' fees and costs of suit. The Company believes it has valid defenses to the allegations and intends to vigorously defend the suit. The Company also intends to file a cross-complaint against the plaintiffs for engaging in improper pricing activities.

                In July 1994, the Company reached an agreement to settle the claims asserted against it in a lawsuit captioned County of Los Angeles, et al. v. Browning-Ferris Industries,
      ------------------------------------------------------------
      Inc., et al., Case No. 93-1807-WMS filed in the Los Angeles
      ------------
      County Superior Court. The complaint sought indemnification on behalf of the County of Los Angeles for alleged damages resulting from hauling waste from county garbage districts to the Operating Industries Landfill. The settlement was within the range previously accrued. The settlement includes a release by the EPA with regard to the Operating Industries site.

                In addition to the above-described litigation, there are a number of claims and suits pending against the Company for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste services business. In the opinion of management of the Company, the uninsured liability, if any, under these claims and suits would not materially affect the financial position of the Company.

                SIGNIFICANT BONDING REQUIREMENTS. The Company is required, in most instances, to post bid and/or performance bonds in connection with contracts or projects primarily with government entities and to provide other financial assurances covering the closure, post-closure monitoring and corrective activities for certain waste management facilities. A significant portion of the Company's revenues is derived from

                               Page 11 of 27

      contracts or projects which require the Company to post bid and/or performance bonds. There can be no assurance that bonding coverage will be available in the future or that the Company will be able to obtain bonds in the amounts required or have the ability to increase its required bonding capacity.
      Any inability by the Company to obtain bonding coverage could materially adversely affect the Company's operations.

                POTENTIAL LIABILITY AND INSURANCE. The waste management industry involves potentially significant risks of statutory, contractual and common law liability. The Company carries a broad range of insurance coverage, which the Company considers sufficient to meet regulatory and customer require-ments and to protect the Company's assets and operations. The Company attempts to operate in a professional and prudent manner and to reduce its liability risks through specific risk management efforts. Nevertheless, a partially or completely uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company.

                The Company believes that its insurance coverage is adequate to cover potential claims for the relatively limited amounts of hazardous waste it believes it handles. There can be no assurance, however, that the Company will not incur liability with respect to the hazardous waste it handles.

                The Comprehensive Environmental Response,
      Compensation and Liability Act of 1980, as amended ("CERCLA"), imposes strict, joint and several liability on the present and former owners and operators of facilities which release hazardous substances into the environment. Similar liability is imposed upon the generators and transporters of waste which contains hazardous substances. All such persons may be liable for waste site investigation, waste site cleanup costs and natural resource damages, which costs could be substantial, regardless of whether they exercised due care and complied with all relevant laws and regulations. There can be no assurance that the Company will not face claims under CERCLA resulting in substantial liability for which the Company is uninsured, which could have a material adverse effect on the Company.


                              USE OF PROCEEDS

                The Company will not receive any proceeds from the sale of Common Stock offered by the Selling Stockholders.

                               Page 12 of 27

                            SELLING STOCKHOLDERS

                All of the Shares offered hereby were acquired by the Selling Stockholders from the Company in December 1993 as remuneration for a stock price guarantee related to an acquisition which occurred in fiscal 1991. Anthony Lisenko was a Vice President of the Company until February 1994. William Mohoff was a Manager of a division of the Company until February 1994. Except for the foregoing, the Selling Stockholders have not held any other office or position or had any other material relationship with the Company during the past three years.

                The following table sets forth certain information with respect to certain Selling Stockholders who have advised the Company that they intend to sell all or a portion of their Shares from time to time following the effectiveness of the Registration Statement of which this Prospectus forms a part. See "Plan of Distribution."

                                                             Beneficial
                                                             Ownership
                                                           After Offering
                                                           ---------------
                                              Number of
                         Numbers of Shares    Shares       Number
 Name and Address of     Beneficially Owned   Being        of
 Selling Stockholders     Prior to Offering   Offered      Shares  Percent
 --------------------    ------------------   --------     ------  -------

 Anthony Lisenko             185,000          80,000       105,000   <F*>
 c/o Sunset Wastepaper
 P.O. Box 488
 Visalia, California
 93279

 William J. Mohoff           180,000          80,000       100,000   <F*>
 c/o Sunset Wastepaper
 P.O. Box 488
 Visalia, California
 93279

 Daniel J. Mohoff            135,600          80,000        55,600   <F*>
 c/o Sunset Wastepaper
 P.O. Box 488
 Visalia, California
 93279

 [FN]
 <F*> Less than 1%

                               Page 13 of 27

                            PLAN OF DISTRIBUTION

                The Company has been advised that the Selling Stockholders may sell Shares from time to time in transactions on The New York Stock Exchange or in privately-negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect transactions hereunder by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both.

                The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Act.


                            CERTAIN TRANSACTIONS

                The Company leases certain real property from the Company's President pursuant to a lease which is due to expire in fiscal 1995. The Company believes that this transaction has been on commercially reasonable terms.


                           MATERIAL DEVELOPMENTS

                The Company was a participant in an offering (the "Bond Offering") of tax-exempt California Pollution Control Financing Authority Variable Rate Demand Solid Waste Disposal Revenue Bonds (Western Waste Industries Project) Series 1994A in the aggregate principal amount of $24 million (the "Bonds"). The Bond Offering closed on November 15, 1994. The Bonds were issued by the California Pollution Control Financing Authority (the "Authority") and secured by an irrevocable, direct-pay letter of credit provided by The Bank of California, N.A. (the "Bank") on behalf of the Company. Pursuant to a loan agreement between the Authority and the Company and a reimbursement agreement between the Bank and the Company, the Authority loaned the proceeds of the Bond Offering to the Company and the Company is obligated to repay the amount of the loan plus interest by reimbursing the Bank for drawings under the letter of credit used to make payments on the Bonds. The proceeds of the Bond

                               Page 14 of 27


      Offering are being used by the Company in connection with various waste collection and disposal projects.


                               LEGAL MATTERS

                The validity of the Shares offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter &
      Hampton, Los Angeles, California.


                                  EXPERTS

                The consolidated financial statements of Western Waste Industries appearing in Western Waste Industries' Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               Page 15 of 27

      No dealer, salesperson or other person
      has been authorized to give any
      information or to make any representa-
      tions other than those contained in
      this Prospectus in connection with the         WESTERN WASTE
      offer made by this Prospectus and, if           INDUSTRIES
      given or made, such information or
      representations must not be relied
      upon as having been authorized by the
      Company.  Neither the delivery of this
      Prospectus nor any sale made hereunder
      shall under any circumstances create         240,000 Shares of
      any implication that there has been no            Common
      change in the affairs of the Company               Stock
      since the date hereof.  This
      Prospectus does not constitute an
      offer or solicitation by anyone in any
      jurisdiction in which such offer or
      solicitation is not authorized or in
      which the person making such offer or
      solicitation is not qualified to do so
      or to anyone to whom it is unlawful to
      make such solicitation.

               --------------------


                 Table of Contents

                                        Page
                                        ----
      Available Information . . . . . .    3

      Information Incorporated By
      Reference . . . . . . . . . . . .    3

      Prospectus Summary  . . . . . . .    4

      Risk Factors  . . . . . . . . . .    7          Prospectus

      Use Of Proceeds . . . . . . . . .   10       November __, 1994

      Selling Stockholders  . . . . . .   11

      Plan Of Distribution  . . . . . .   12

      Certain Transactions  . . . . . .   12

      Material Developments . . . . . .   12

      Legal Matters . . . . . . . . . .   13

      Experts . . . . . . . . . . . . .   13





                               Page 16 of 27

                                  PART II.
                   INFORMATION NOT REQUIRED IN PROSPECTUS


      Item 14.  Other Expenses of Issuance and Distribution.
                -------------------------------------------

                The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

      Securities and Exchange Commission
        registration fee                         $1,438
      Accounting fees and expenses               $4,000
      Legal fees and expenses                    $7,500
      Miscellaneous expenses                     $  500
      Total                                               $13,438


      Item 15.  Indemnification of Directors and Officers.
                -----------------------------------------

                Pursuant to provisions of the California General Corporation Law, the Company's Restated Articles of
      Incorporation include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of the law,
      (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its share-holders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the directors duty to the Company or its shareholders (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the corporation and a director) or
      (vii) under Section 316 of the California General Corporation
      Law (directors' liability for improper dividends, loans and guarantees). The provision does not eliminate liability of a director for any act or omission which occurred prior to August 8, 1988, the effective date of the Company's Restated Articles of Incorporation including such provision, and it does not eliminate or limit the liability of an officer for any act or omission as an

                               Page 17 of 27

      officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders. Although the validity and scope of the regis-tration underlying the provision have not yet been interpreted to any significant extent by the California courts, the provision may relieve directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company.

                The Company's Restated Articles of Incorporation also include a section authorizing the Company to indemnify its officers, directors and other agents through bylaw provisions, agreements, vote of shareholders or disinterested directors or otherwise, to the fullest extent permitted by law. The Company's Bylaws permit the Company to indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company's Bylaws and Restated Articles of Incorporation expressly authorize the use of indemnity agreements. The Company's Bylaws and Articles of Incorporation may require the Company, among other things, to indemnify such directors, officers, employees and other agents for certain liabilities that may arise by reason of service of directors, officers, employees or agents (other than liabilities from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' and officers' insurance. The Company has entered into indemnification agreements with all of the directors and executive officers whereby the Company will indemnify each such person (an "Indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an Indemnitee while serving in his or her employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the Indemnitee has not already received payments in respect of such claim from the Company or from an insurance company.

                Section 317 of the California General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

                               Page 18 of 27

      ITEM 16.  EXHIBITS


      Exhibit No.         Description of Exhibit
      ----------          ----------------------

      5.1       Opinion of Sheppard, Mullin, Richter & Hampton

      23.1      Consent of Ernst & Young LLP

      23.2      Consent of Sheppard, Mullin, Richter & Hampton
                (included in Exhibit 5.1)

                               Page 19 of 27

      ITEM 17.  UNDERTAKINGS.

           (a)  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i)  To include any prospectus required by
           Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     Provided, however, that paragraphs (a)(1)(i) and
           (a)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
           Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                               Page 20 of 27

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               Page 21 of 27

                                 SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on November 23, 1994.

                               WESTERN WASTE INDUSTRIES


                               By: __________________________________
                                         Kosti Shirvanian
                                         Chairman of the Board and
                                         President







































                                    S-1

                               Page 22 of 27

                Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature              Title                   Date
    ---------              -----                   ----


    __________________     Chairman of the         November 23, 1994
    Kosti Shirvanian       Board of Directors
                           and President
                           (Principal
                           Executive Officer)


    __________________     Chief Operating         November 23, 1994
    Ramsey G. DiLibero     Officer and
                           Director


    __________________     Executive Vice          November 23, 1994
    Lawrence F.            President, Finance
    McQuaide               (Principal
                           Financial and
                           Accounting
                           Officer)


    __________________     Executive Vice          November 23, 1994
    Savey Tufenkian        President,
                           Secretary-
                           Treasurer and
                           Director


    __________________     Director                November 23, 1994
    John W. Simmons


    __________________     Director                November 23, 1994
    Harry S.
    Derbyshire


    __________________     Director                November 23, 1994
    Dr. A.N. Mosich









                                    S-2

                               Page 23 of 27

                             INDEX TO EXHIBITS



      Exhibit
      Number              Description                   Page
      -------             -----------                   ----

      5.1         Opinion of Sheppard, Mullin,
                  Richter & Hampton                      25

      23.1        Consent of Ernst & Young LLP           27














































                               Page 24 of 27


                           SHEPPARD, MULLIN, RICHTER & HAMPTON
                                   ATTORNEYS AT LAW
                                  FORTY-EIGHTH FLOOR
                                333 SOUTH HOPE STREET
                           LOS ANGELES, CALIFORNIA 90071-1448

                             TELEPHONE:  (213) 620-1780
                                       --------
                               FACSIMILE (213) 620-1398
                                    CABLE SHEPLAW
                                    TELEX 19-4424
                                       --------


                                      EXHIBIT 5.1


                                   November 23, 1994
                                                           Our File Number
                                                              LFE-51322



       Western Waste Industries
       21061 South Western Avenue
       Torrance, California 90501


            Re:  Registration Statement on Form S-3


       Ladies and Gentlemen:

                 We have acted as counsel for Western Waste Industries, a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 240,000 shares of the Company's Common Stock, no par value (the "Shares"), held by certain shareholders of the Company on a Registration Statement on Form S-3 (as amended, the "Registration Statement").

                 As your counsel, we have examined such documents as we have considered necessary for purposes of this opinion, including without limitation the Restated Articles of Incorporation and By-Laws of the Company and resolutions adopted by the Board of Directors of the Company. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies. In rendering the opinions expressed below, we have relied on factual representations by Company officials and statements of fact contained in the documents we have examined.






                               Page 25 of 27

       Western Waste Industries
       November 23, 1994
       Page 2





                 On the basis of the foregoing and having regard for legal considerations we deem relevant, we are of the opinion that the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

                 We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto, which has been approved by us.

                                Very truly yours,


                                SHEPPARD, MULLIN, RICHTER & HAMPTON


































                               Page 26 of 27

                                Exhibit 23.1


                      Consent of Independent Auditors



      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-3, No. 33-56295) and related Prospectus of Western Waste Industries for the registration of 240,000 shares of its common stock and to the incorporation by reference therein of our report dated August 26, 1994, with respect to the consolidated financial statements and schedules of Western Waste Industries included in its Annual Report (Form 10-K) for the year ended June 30, 1994, filed with the Securities and Exchange Commission.



                                                    ERNST & YOUNG LLP

      Long Beach, California
      November 23, 1994


































                               Page 27 of 27